Exhibit 3.6

ALPHA INVESTMENT INC.

CERTIFICATE OF DESIGNATION

OF

SERIES AA CONVERTIBLE PREFERRED STOCK

ALPHA INVESTMENT INC., a Delaware corporation (the “Corporation” or the “Company”), acting pursuant to Section 151 of the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of Series AA Convertible Preferred Stock (the “Certificate”).

FIRST:       The name of the Corporation is Alpha Investment Inc.

SECOND: By unanimous consent of the Board of Directors of the Corporation, the following resolutions were duly adopted:

WHEREAS, the Company’s Certificate of Incorporation, as amended, authorizes Preferred Stock consisting of 20,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article Fourth of the Company’s Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

NOW, THEREFORE BE IT RESOLVED, that pursuant to Article Fourth of the Company’s Certificate of Incorporation, as amended. there is hereby established a new series of 100,000 shares of Series AA Convertible Preferred Stock of the Company (the “Series AA Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement to Article Fourth as follows:

1.       Dividends and Distributions.

(a)       In connection with any dividends or distributions of capital or profit declared or issued by the Company, each share of issued and outstanding Series AA Preferred Stock shall have rights and preferences equal to ten (10) shares of the issued and outstanding common stock of the Company, par value $.0001 per share (the “Common Stock”), subject to adjustment as set forth in Section 1(b).

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(b)       In the event the Company shall at any time declare or pay any dividend or distribution on the Common Stock payable in shares of Common Stock, or effect a subdivision, split, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount of such dividend or distribution to which holders of shares of Series AA Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2. Voting Rights. The holders of shares of Series AA Preferred Stock shall have the following voting rights:

(a)       Subject to provisions for adjustment set forth in this Section 2(a), each share of Series AA Preferred Stock shall entitle the holder thereof to four hundred fifty (450) votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, split, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such ease the number of votes per share to which holders of shares of Series AA Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)       Except as otherwise provided herein, in the Certificate of Incorporation, as amended, or by law, the holders of shares of Series AA Preferred Stock and the holders of shares of Common Stock and other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company,

(c)       Except as set forth herein, or as otherwise provided by law, holders of Series AA Preferred Stock shall have no special voting rights and their consent shall not be required, (except to the event they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

3. Conversion Rights. The holders of the Series AA Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into ten (10) fully paid and non-assessable shares of Common Stock (the “Conversion Amount”), subject to adjustment as set forth in Section 3(c).

(b)       Mechanics of Conversion.

(i)	In order to convert shares of Series AA Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series AA Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates, if required by the Company, Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or her or its
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attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”), The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to her nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)	The Company shall at all times during which the Series AA Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series AA Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series AA Preferred Stock.

(iii)	The Company shall pay any and all issue taxes and other similar taxes. that may be payable by the Company on its issue or delivery of shares of Common Stock on conversion of any shares of Series AA Preferred Stock. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(iv)	If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series AA Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion to the holder immediately prior to conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval.

(v)	All shares of Common Stock which may be issued upon conversion of the shares of Series AA Preferred Stock will, upon issuance by the Company, be validly issued, fully paid (to the extent such Series AA Preferred Stock was fully paid), non-assessable, and free from all taxes, lien and charges with respect to their issuance due to any act of the Company.

(vi)	All certificates of a series of Series AA Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of such series of Series AA Preferred Stock of the Company.

(c)       Adjustments to Conversion Amount.

(i)              Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time, after the date of the first issuance of Series AA Preferred Stock (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Amount then in effect

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immediately before that subdivision shall be proportionately decreased. If the Company shall at any time, or from time to time, after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Amount then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective concurrently with the effectiveness of such subdivision or combination.

(ii)            Adjustment for Common Stock Dividends and Distributions. If the Company at any time, or from time to time, after the Original Issue Date, shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Amount then in effect shall be decreased concurrently with the issuance of such dividend or distribution, by multiplying the Conversion Amount then in effect by a fraction: (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no adjustment with respect to the Conversion Amount or the Series AA Preferred Stock shall be made if the holders of Series AA Preferred Stock simultaneously receive, at the election of the Company (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series AA Preferred Stock based on the number of shares of Common Stock which each share of Series AA Preferred Stock is convertible into, as of the date of such event, as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this Section 3(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Amount then in effect; and (iii) the number of shares of Common Stock and tire amount, if any, of other property which then would be received upon the conversion of Series AA Preferred Stock, Despite such adjustment or readjustment, the form of each or all Series AA Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

4. Reacquired Shares. Any Shares of Series AA Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock or Common Stock as the Board of Directors may determine. If reclassified as Preferred Stock, the shares may be issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, as amended or in any other Certificate of Designation creating a series of Preferred or any similar stock or as otherwise required by law,

5.       Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Company the holders of shares of Series AA Preferred Stock shall be entitled to receive an aggregate distribution amount per share, subject to the provisions for adjustment as set forth herein, equal to $1.00 per share, plus ten (10) times the aggregate amount to be distributed per share to holders of shares of Common Stock.

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(b)       The merger or consolidation of the Company into or with another corporation or other entity or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Company, or a transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company's voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up of the Company.

6. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock securities, cash and/or any other property, then in any such case each share of Series AA Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to ten (10) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series € Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. No Redemption. The shares of Series AA Preferred Stock shall not be redeemable by the Company.

8. Rank. The Series AA Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equal to the Common Stock and junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series AA Preferred Stock, unless the terms of any such series shall provide otherwise.

9.       Amendment. At such time as any shares of Series AA Preferred Stock are outstanding, the Certificate of Incorporation of the Company, as amended shall not be amended in any manner, whether by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which would materially alter or change the powers, preferences or special rights of the Series AA Preferred Stock so as to affect them adversely without affirmative vote of the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting as a separate class. The Company will at all times take such action as may be necessary or appropriate in order to protect the conversion rights and other rights of the holders of the Series AA Preferred Stock against impairment.

10. Fractional Shares. Series AA Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distribution and have the benefit of all other rights of holders of Series AA Preferred Stock.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and Chief Executive Officer this ___ day of January 2021.

ALPHA INVESTMENT, INC.

By:
Todd C. Buxton, President and Chief Executive Officer

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